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                      March 8, 2022

       Rory Henson
       Chief Financial Officer
       EdtechX Holdings Acquisition Corp. II
       IBIS Capital Limited
       22 Soho Square
       London, W1D 4NS
       United Kingdom

                                                        Re: EdtechX Holdings
Acquisition Corp. II
                                                            Form 10-K For the
Fiscal Year Ended June 30, 2021
                                                            Filed September 28,
2021
                                                            File No. 001-39792

       Dear Mr. Henson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction